Exhibit n.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2012, with respect to the combined financial statements of Katonah Debt Advisors, L.L.C. and affiliates as of December 31, 2011 and 2010, and the related combined statements of operations, cash flows, and members’ equity for the years then ended, included in the Registration Statement and Prospectus of KCAP Financial, Inc., as amended (File No. 333-183032, effective October 4, 2012). We hereby consent to the incorporation by reference of said report in this Registration Statement of KCAP Financial, Inc.

/s/ GRANT THORNTON LLP

New York, New York

October 4, 2012